EXHIBIT 3(i).4

                            GLOBAL MARINE INC.

                         CERTIFICATE OF AMENDMENT

                                  of the

                   RESTATED CERTIFICATE OF INCORPORATION



GLOBAL MARINE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certificates:

FIRST: Article FOURTH of the corporations's Restated Certificate of Incorporation is hereby amended to read as follows:


          FOURTH: The corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation is authorized to issue is Two Hundred Ten Million (210,000,000). The total number of shares of Common Stock is Two Hundred Million (200,000,000), $.10 par value per share, and the total number of shares of Preferred Stock is Ten Million (10,000,000), $.01 par value per share.

          The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of this corporation's stock are as follows:

          1. SERIES OF PREFERRED STOCK. Any authorized but unissued shares of Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that may be fixed by the board of directors, or, to the extent permitted by law, by a duly authorized committee of the board of directors, pursuant to the authority which is hereinafter expressly vested in the board of directors (each reference to the board of directors in this Article FOURTH including, to the extent permitted by applicable law and unless the context otherwise requires, any duly authorized committee of the board of directors). Each share of a series of Preferred Stock shall be identical in all respects with other shares of such series, except as to the date from which dividends thereon shall be cumulative. Before any shares of Preferred Stock or any particular series shall be issued, the board of directors shall fix and determine, and is hereby expressly vested with authority to fix and determine, in the manner provided by law, the following provisions of the shares of such series so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock:

                 (i)     the distinctive designation of such
                 series and the maximum number of shares which shall constitute such series;

                (ii)     the annual rate of dividends payable on
                 shares of such series, the date or dates from which dividends shall accumulate, and the dates for payment thereof;

               (iii)     the amount or amounts of the
                 liquidation preference of the shares of such series;

                (iv)     whether or not shares of such series
                 are redeemable at the option of the
                 corporation, and, if they are, the time or times when, the manner in which and the price or prices at which shares of such series shall be redeemable, and the extent to and the manner in which shares of such series are subject to the operation of a purchase, retirement or sinking fund, if any;

                 (v)     whether or not shares of such series
                 are convertible into shares of Common Stock, and, if they are, the time or times when and the conversion price or rate at which the shares of such series shall be convertible into shares of Common Stock, and the circumstances under which and manner in which such conversion price or rate is subject to adjustments;

                (vi)     whether or not the shares of such
                 series shall have voting rights, and, if so, the terms of such voting rights; provided, however, that such voting rights shall not be other than one vote per share; and

               (vii)     any other preferences and relative,
                 participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the Certificate of Incorporation, as amended.

          2. DIVIDEND PROVISIONS. The holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the board of directors of the corporation out of funds legally available therefor, cash dividends in such amounts, if any, as shall be fixed for such series by the board of directors in the resolution creating such series, payable quarterly on such dates as shall be fixed by the board of directors in such resolution, in preference to and in priority over dividends upon the Common Stock, or any other class ranking junior as to dividends to the Preferred Stock, other than dividends payable in Common Stock or in shares of such junior class. Such dividends on the Preferred Stock of each series shall accrue on each share thereof from the date or dates fixed in the resolution creating such series and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative, so that if such dividends in respect of any previous quarterly dividend period and for the current quarterly dividend period shall not have been paid upon or set apart for all shares of Preferred Stock of each series at the time outstanding, the deficiency shall be fully paid or set apart for such shares before any dividends shall be paid upon or set apart for the shares of Common Stock or any other class ranking junior as to dividends to the Preferred Stock, except dividends payable in Common Stock or in shares of such junior class, and before any cash is expended by the corporation or any wholly-owned subsidiary of the corporation for the purchase of any shares of its Common Stock or any other class ranking junior as to dividends to the Preferred Stock. No dividends shall be declared on any series of Preferred Stock in respect of any quarterly period unless there shall likewise be or have been declared on all shares of Preferred Stock or each other series at the time outstanding like dividends in proportion to the respective annual dividend rates fixed therefor as hereinbefore provided.

          Subject to the preferential dividend rights of the holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors of the corporation out of funds legally available therefor, all other dividends payable in cash, in property or in shares of Common Stock.

          3. LIQUIDATION PROVISIONS. Upon any dissolution, liquidation or winding up of the corporation, the holders of outstanding shares of Preferred Stock of each series shall be entitled to receive, or to have deposited in trust for them, out of the assets of the corporation, whether from capital, surplus or from earnings, before any distribution of any assets shall be made to the holders of Common Stock or of any other class ranking junior upon liquidation to the Preferred Stock, an amount equal to the liquidation preference fixed for such series in such events by the board of directors prior to the issuance of any shares of such series.

          If upon any such dissolution, liquidation or winding up the assets available for distribution to stockholders shall be insufficient to permit the payment to the holders of Preferred Stock of all series of the full preferential amounts aforesaid, then the entire assets of the corporation to be distributed to stockholders shall be distributed among the holders of Preferred Stock of all series in proportion to the involuntary liquidation preferences established for their respective shares of Preferred Stock.

          In the event of any such dissolution, liquidation or winding up, subject to the preferential liquidation rights of the holders of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive, ratably, all remaining assets of the corporation available for distribution to stockholders.

          Neither the consolidation nor merger of the corporation with or into any other corporation or corporations, nor the sale of all or substantially all of its assets, shall be deemed to be a dissolution, liquidation or winding up within the meaning of this section captioned "Liquidation Provisions."

          4. VOTING RIGHTS. Each holder of shares of Common Stock issued and outstanding, except where otherwise provided by law or by this Certificate of Incorporation, as amended, shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the corporation. The holders of the Preferred Stock shall only be entitled to vote upon the election of directors or upon any questions affecting the corporation if and to the extent that the holders of any series of Preferred Stock are granted voting rights fixed for such series by the board of directors in the resolution creating such series; provided, however, that in no event shall a holder of shares of Preferred Stock issued and outstanding be entitled to other than one vote, in person or by proxy, for each share of Preferred
     Stock standing in his name on the books of the corporation.

          (a) Cumulative Voting. At all elections of directors of the corporation, each stockholder entitled to vote shall have as many votes in the election of the directors to be elected as shall be equal to the number of votes to which (except for this provision as to cumulative voting) his shares are entitled multiplied by the number of directors to be elected, or in the case of a class vote for directors, the number of votes to which his shares of any class are entitled multiplied by the number of directors to be elected by such class, and he may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them as he may see fit, which right when exercised shall be termed cumulative voting.

          (b) No Stockholder Action Without a Meeting. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing to the taking of any action is specifically denied.

          5. No Pre-Emptive Rights. No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

          6. Status of Re-acquired Shares of Preferred Stock. Shares of Preferred Stock which have been retired through the operation of a purchase, retirement or sinking fund, whether by redemption, purchase or otherwise, shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock, but shall be reissued only as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue, and shall not be reissued as a part of the series of which they were originally a part. Shares of Preferred Stock which have been redeemed or purchased, otherwise than through the operation of a purchase, retirement or sinking fund, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes ranking junior to the Preferred Stock both as to dividends and upon liquidation, shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part (if the terms of such series do not prohibit such reissue) or as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.


     SECOND: The foregoing amendment to the corporation's Restated Certificate of Incorporation has been adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


THIRD: The capital of the corporation will not be reduced by this amendment.


IN WITNESS WHEREOF, the corporation has caused this certificate of amendment to be signed by John G. Ryan, a Senior Vice President, and such signature to be attested by Alexander A. Krezel, an Assistant Secretary, this 8th day of May, 1992.





                              /s/ John G. Ryan
                              Senior Vice President


[SEAL]

Attest:



/s/ Alexander A. Krezel
Assistant Secretary